Exhibit 10.30H

PIONEER NATURAL RESOURCES COMPANY

SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”) is entered into, as of February 17, 2010, among Pioneer Natural Resources Company, a Delaware corporation (“Parent”), Pioneer Natural Resources UK Limited (“Employer”) and David McManus (“Employee”). As used henceforth in this Agreement, the term “Company” shall be deemed to include Parent and its direct or indirect majority-owned subsidiaries.

Recitals

Parent and Employer acknowledge that Employee possesses skills and knowledge instrumental to the successful conduct of the Company’s business. Parent and Employer are willing to enter into this Agreement with Employee in order to better ensure themselves of access to the continued services of Employee.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Term. The term of this Agreement shall commence on the date indicated above (the “Effective Date”) and end on September 30, 2010. Thereafter, on the date on which the term of this Agreement (as it may be extended from time to time under this paragraph 1) would otherwise expire, so long as Employee is still an employee of the Company on such date, such term will be automatically extended for 12 months, unless Parent shall have provided written notice to Employee at least 6 months before the date that the term would otherwise expire that it does not want the term to be extended. Parent may deliver a conditional notice of non-renewal that will be effective only if Employee does not agree, within the time period specified by Parent, to any amendment or modification of this Agreement that Parent shall request be executed as a condition to allowing the term hereof to be extended. Notwithstanding the foregoing, so long as Employee is in the employ of the Company on the date on which a Potential Change in Control occurs, the term of this Agreement shall continue in effect following such Potential Change in Control until the date on which the term of any separate agreement between Parent and Employer and Employee relating to the provision of severance and other benefits after a Change in Control (the “Change in Control Agreement”) expires, including that certain Change in Control Agreement dated as of December 12, 2007, as amended by that certain Amendment to Change in Control Agreement dated as of November 20, 2008, and as the same may hereafter be amended, modified, and/or restated (the “Existing Change in Control Agreement”); provided, however, that upon the occurrence of such a Change in Control, this Agreement shall terminate and such Change in Control Agreement shall govern the rights of Employee to, or obligations of Parent and Employer to provide, severance and other benefits to Employee.

2. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Accrued Obligations” shall mean any vested amounts or benefits owing to Employee under any of the Company’s employee benefit plans and programs in which Employee has participated, including any compensation previously deferred by Employee (together with any accrued earnings thereon) and not yet paid.

(b) “Base Salary” shall mean Employee’s annualized base salary at the rate in effect at the relevant date or event as reflected in Employer’s regular payroll records.

(c) “Change in Control” shall mean an event that constitutes a “change in control” as defined in Parent’s LTIP. Any modification to the definition of “change in control” in Parent’s LTIP (including by virtue of the adoption by the Parent of a successor plan thereto setting forth a modified definition of “change in control”) adopted after the Effective Date shall apply for purposes of this Agreement, except that any modification to such definition adopted on or after, or within 180 days prior to, a Change of Control or Potential Change of Control shall not apply in determining the definition of such term under this Agreement unless such amendment is favorable to Employee; and provided further that any change to the definition of a change in control in Parent’s LTIP adopted in 2008 to comply with the requirements of Section 409A of the Code shall be deemed to be favorable to Employee.

(d) “Date of Termination” shall mean

(1) In the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein; and

(2) In all other cases, the actual date on which Employee’s employment terminates.

provided, however, that if Employee continues to provide or, in the 12 month period following such termination of employment, Employee is expected to provide, sufficient services that, under the Parent’s written and generally applicable policies regarding what constitutes a “separation from service” for purpose of Section 409A of the Code, Employee does not incur a separation of service for purposes of such Section 409A on the date of termination, Employee’s Date of Termination for purposes of this Agreement shall be the date on which such Employee incurs a separation from service under such policies.

(e) “Disability” shall mean Employee’s physical or mental impairment or incapacity of sufficient severity such that

(1) In the opinion of a qualified physician selected by Parent, after taking into account all reasonable accommodations that the Company has made or could make, Employee is unable to continue to perform Employee’s duties and responsibilities as an employee of the Company; or

(2) Employee’s condition entitles Employee to long-term disability benefits under any employee benefit plan maintained by the Company in which Employee participates.

For purposes of subparagraph (e)(1), Employee agrees to provide such access to Employee’s medical records and to submit to such physical examinations or medical tests as, in the opinion of the physician selected by Parent, is reasonably necessary to make the determination required as to Employee’s ability to perform Employee’s duties and responsibilities. If such physician is unable to render an opinion as to Employee’s ability to perform such duties and responsibilities due to Employee’s failure to provide such access to any of Employee’s medical records or to submit to any such examination or test (unless, in the opinion of such physician such failure is a direct result of Employee’s physical or mental impairment), any failure by Employee to perform Employee’s duties and responsibilities shall be deemed not to be on account of Employee’s physical or mental impairment or incapacity.

(f) “Earned Salary” shall mean the Base Salary earned by Employee, but unpaid, through Employee’s Date of Termination.

(g) “Normal Retirement Date” shall mean the date on which Employee attains age 60.

(h) “Notice of Termination” shall mean a written notice given by the party effecting the termination of Employee’s employment which shall

(1) Indicate the specific termination provision in this Agreement relied upon;

(2) Set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated; and

(3) If the Date of Termination is other than the date of receipt of such notice, specify the Date of Termination (which date shall be not more than 30 days after the giving of such notice).

The failure by Employee or Parent or Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Termination for Good Reason or Termination for Cause shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing such party’s rights hereunder. In the event that a Potential Change in Control has occurred, any Notice of Termination by Parent or Employer intended to effect a Termination for Cause must be given with 45 days of Parent or Employer’s having actual knowledge of the events giving rise to Termination for Cause.

(i) “Parent’s LTIP” shall mean the Parent’s 2006 Long-Term Incentive Plan, as the same may be amended from time to time, or any successor plan thereto.

(j) “Potential Change in Control” shall mean the occurrence of any of the following events:

(1) Any person or group shall have announced publicly an intention to effect a Change in Control, or commenced any action (such as the commencement of a tender offer for Parent’s common stock or the solicitation of proxies for the election of any of Parent’s directors) that, if successful, could reasonably be expected to result in the occurrence of a Change in Control;

(2) Parent enters into an agreement the consummation of which would constitute a Change in Control; or

(3) Any other event occurs which the Board of Directors of Parent (the “Board”) declares to be a Potential Change in Control.

(k) “Separation Payment” shall mean any lump sum payment in excess of Earned Salary and Accrued Obligations payable to Employee under this Agreement.

(l) “Termination for Cause” shall mean a termination of Employee’s employment by the Company following the occurrence of any of the following:

(1) Employee’s continued failure to substantially perform Employee’s duties and responsibilities (other than any such failure resulting from Employee’s physical or mental impairment or incapacity);

(2) Employee’s engaging in fraud or other misconduct that is injurious to the Company, monetarily or otherwise;

(3) Employee’s engaging in insubordination;

(4) Employee’s violation of, or failure to comply with, any material written policy, guideline, rule or regulation of the Company;

(5) Employee’s conviction of (or plea of guilty or nolo contendere to a charge of) any felony, or any crime or misdemeanor involving moral turpitude or financial misconduct;

(6) Employee’s failure, following a written request from Parent, reasonably to cooperate (including, without limitation, the refusal by Employee to be interviewed or deposed, or to give testimony) in connection with any investigation or proceeding, whether internal or external (including, without limitation, by any governmental or quasi-governmental agency) into the business practices or operations of the Company; or

(7) A material violation by Employee of the provisions of paragraphs 5 or 6 of this Agreement.

(m) “Termination for Good Reason” shall mean a termination of Employee’s employment by Employee within 30 days after:

(1) the earlier of receipt by Employee of (i) written notice of an Excessive Salary Reduction and (ii) Employee’s first paycheck that reflects an Excessive Salary Reduction; or

(2) if Employee is an officer of Parent or Employer, the demotion of Employee to either a non-officer position or an officer position with such entity that is junior to the officer position held by Employee immediately prior to such demotion, provided, however, that if Employee is a member of the Management Committee at any time during this Agreement, removal from, or exclusion from regular participation as a member of, the Management Committee shall be deemed to be a demotion to a junior officer position on the date Employee receives written notice from the Company of such removal or exclusion or, if no such notice is given, the date Employee has actual knowledge of such removal or exclusion.

3. Termination of Employment, Relocation.

(a) Right to Terminate. Nothing in this Agreement shall be construed in any way to limit the right of the Company to terminate Employee’s employment, with or without cause, or for Employee to terminate Employee’s employment with the Company, with or without reason; provided, however, that the Company and Employee must nonetheless comply with any duty or obligation such party has at law or under any agreement (including paragraphs 5 and 6 of this Agreement) between the parties.

(b) Termination due to Death or Disability. Employee’s employment with the Company shall be terminated upon Employee’s death. By written notice to the other party, either the Company or Employee may terminate Employee’s employment due to Disability.

(c) Relocation. Nothing in this Agreement shall be construed in any way to limit the right of the Company to require Employee to perform Employee’s services on behalf of the Company at a different location or locations than the one at which Employee was performing Employee’s services immediately prior to the date hereof, or to require the Company to pay or provide any benefits to Employee on account of such relocation, other than to the extent benefits would be payable to Employee under the Company’s applicable relocation policy as in effect at the relevant time.

4. Amounts Payable Upon Termination of Employment. The following provisions shall apply to any termination of Employee’s employment:

(a) Death, Disability or Normal Retirement. In the event that Employee’s employment terminates due to Employee’s death or Disability (regardless of whether such Disability termination is initiated by Employee or the Company), or due to the voluntary retirement by Employee (which is not a Termination for Good Reason) at or after attaining Employee’s Normal Retirement Date, Parent or Employer shall pay Employee (or, if applicable, Employee’s beneficiaries or legal representative(s)):

(1) The Earned Salary, as soon as practicable (but not more than 10 days) following Employee’s Date of Termination;

(2) The Accrued Obligations, in accordance with applicable law and the provisions of any applicable plan, program, policy or practice; and

(3) A Separation Payment in an amount equal to Employee’s Base Salary, which shall be paid 10 days following Employee’s Date of Termination, provided that, if, at the Date of Termination, Employee is a “specified employee” within the meaning of Section 409A of the Code, as determined in accordance with the procedures specified or established by the Parent in accordance with such Section 409A and the regulations thereunder (a “Specified Employee”), and the Separation Payment is payable due to Disability or a voluntary retirement on or after Normal Retirement Date, the Separation Payment shall be made six months and one day after Employee’s Date of Termination. In the event that the Separation Payment is made six months and one day after the Date of Termination, it shall be paid with interest from the Date of Termination at a rate equal to Employer’s cost of borrowing under its principal credit facility as in effect at the Date of Termination, as determined in good faith by the Parent’s Chief Financial Officer (the “Employer’s Borrowing Cost”).

(b) Cause and Voluntary Termination. If Employee’s employment is terminated by the Company in a Termination for Cause or voluntarily by Employee (other than in a Termination for Good Reason or at or after Normal Retirement Date), Parent or Employer shall pay Employee

(1) The Earned Salary, as soon as practicable (but not more than 10 days) following Employee’s Date of Termination; and

(2) The Accrued Obligations, in accordance with applicable law and the provisions of any applicable plan, program, policy or practice.

(c) Termination for Good Reason or Not for Cause. If Employee terminates Employee’s employment in a Termination for Good Reason, or the Company terminates Employee’s employment for any reason other than those described in paragraphs 4(a) and (b) above, Parent or Employer shall pay or shall provide to Employee the following benefits and compensation:

(1) The Earned Salary, as soon as practicable (but not more than 10 days) following Employee’s Date of Termination;

(2) The Accrued Obligations, in accordance with applicable law and the provisions of any applicable plan, program, policy or practice;

(3) A Separation Payment in an amount equal to the sum of

(i) 1 times Employee’s Base Salary;

(ii) The product of (A) the monthly amount that, on the Date of Termination, Employee would be required to pay to continue coverage under the Employer’s group health plan(s) (as defined by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for Employee and Employee’s eligible dependents, if any, covered thereunder immediately prior to the Date of Termination and (B) 18; provided, however, that, if Employee is covered under group health plan(s) not subject to COBRA, instead of including this amount as part of the Separation Payment, the Company shall either, at its election, provide Employee and Employee’s covered dependents continued coverage under such medical plan, at its expense, for a number of months equal to the number specified in this subparagraph (c)(3)(ii)(B) or include in the Separation Payment an amount equal to the value of such continued coverage. For the avoidance of doubt, such payment shall not in any way alter, modify or affect Employee’s right to (and the conditions upon which, and the period during which, Employee may elect to) continue coverage for Employee and Employee’s eligible dependents under COBRA ; and

(iii) If the termination of employment is by the Company and if the Date of Termination is less than 30 days after the date Notice of Termination is given, an amount equal to  1/12 (one twelfth) of Employee’s Base Salary; and

Subject to Employee’s timely execution and delivery of, and having not revoked, the General Release Agreement described in subparagraph 4(e) below, payment of such Separation Payment shall be made 10 days following Employee’s Date of Termination, provided that, if, at the Date of Termination, Employee is a Specified Employee, the Separation Payment shall be made six months and one day after Employee’s Date of Termination. In the event that the Separation Payment is made six months and one day after the Date of Termination, it shall be paid with interest from the Date of Termination at a rate equal to Employer’s Borrowing Cost.

(4) Any additional rights that may be afforded to Employee in accordance with the terms of Parent’s LTIP with respect to awards made to Employee thereunder which are not vested as of such Date of Termination.

(d) Termination following Specified Event. Notwithstanding the foregoing, if, during the term of this Agreement, a Specified Event (as defined below) occurs, then, rather than the benefits and compensation provided for in this Section 4, Employee shall be entitled to the payments, benefits and compensation to which he would be entitled under paragraph 5(c) of the Existing Change in Control Agreement as if there occurred, within 2 years following a Change in Control, a termination by the Company of Employee’s employment for a reason other than those described in paragraphs 5(a) and (b) of the Existing Change in Control Agreement. For purposes of this Agreement, the term, “Specified Event,” means the sale by the Company of all or substantially all of its interests in its oil and gas properties located in Tunisia to a third party; provided however, that this subparagraph (d) shall not be applicable if Employee accepts another position with the Company or any of its Affiliates (as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) within sixty (60) days following the consummation of such Specified Event. For purposes of this paragraph (d), the provisions set forth in paragraph 5(c) of the Existing Change in Control Agreement with regard to the contribution or payment of benefits to a grantor trust shall not apply.

(e) Separation Payment Contingent on Release. Any Separation Payment and other benefits payable to Employee under subparagraph 4(c) or 4(d) shall be subject to, and contingent upon, Employee’s execution and delivery within 60 days of Employee’s Date of Termination and non-revocation of a General Release Agreement in favor of the Company in substantially the form and substance as the one attached hereto as Schedule A.

5. Nonpublic Information.

(a) Acknowledgement of Access. Employee hereby acknowledges that, in connection with Employee’s employment with the Company, Employee has received, and will continue to receive, various information regarding the Company and its business, operations and affairs. All such information, to the extent not publicly available other than as a result of a disclosure by Employee in violation of this Agreement, is referred to herein as the “Nonpublic Information.”

(b) Agreement to Keep Confidential. Employee hereby agrees that, from and after the Effective Date and continuing until 3 years following the Employee’s Date of Termination, Employee will keep all Nonpublic Information confidential and will not, without the prior written consent of the Board or the President of Parent, disclose any Nonpublic Information in any manner whatsoever or use any Nonpublic Information other than in connection with the performance of Employee’s services to the Company; provided, however, that the provisions of this subparagraph shall not prevent Employee from

(1) Disclosing any Nonpublic Information to any other employee of the Company or to any representative or agent of the Company (such as an independent accountant, engineer, attorney or financial advisor) when such disclosure is reasonably necessary or appropriate (in Employee’s judgment) in connection with the performance by Employee of Employee’s duties and responsibilities;

(2) Disclosing any Nonpublic Information as required by applicable law, rule, regulation or legal process (but only after compliance with the provisions of subparagraph (c) of this paragraph); and

(3) Disclosing any information about this Agreement and Employee’s other compensation arrangement to Employee’s spouse, financial advisors or attorneys, or to enforce any of Employee’s rights under this Agreement.

(c) Commitment to Seek Protective Order. If Employee is requested pursuant to, or required by, applicable law, rule, regulation or legal process to disclose any Nonpublic Information, Employee will notify Parent promptly so that the Company may seek a protective order or other appropriate remedy or, in Parent’s sole discretion, waive compliance with the terms of this subparagraph, and Employee will fully cooperate in any attempt by the Company to obtain any such protective order or other remedy. If no such protective order or other remedy is obtained, or if Parent waives compliance with the terms of this subparagraph, Employee will furnish or disclose only that portion of the Nonpublic Information as is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Nonpublic Information that is so disclosed.

6. Non-Solicitation and Non-Interference.

(a) Non-Solicitation of Employees. During the period of Employee’s employment with the Company (the “Employment Period”) and during the 2 year period following Employee’s Date of Termination (the “Restriction Period”), Employee shall not directly or indirectly induce any employee of the Company to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company unless such person shall have ceased to be employed by the Company for a period of at least 6 months.

(b) Non-Interference with Business Relationships. During the Employment Period and the Restriction Period, Employee shall not directly or indirectly take any actions which can reasonably be expected to, or are intended to, disrupt or interfere with in any significant way any existing relationship that the Company has with any third party.

(c) No Disparaging Comments. Except to the extent otherwise required or compelled at law or under subpoena, during the Employment Period and the Restriction Period, Employee shall refrain from making any public derogatory or disparaging comment concerning the Company or any of the current or former officers, directors or employees of the Company. Notwithstanding the immediately preceding sentence, nothing herein shall be construed to preclude Employee from enforcing any rights or claims Employee may have against the Company (or to defend against any claims by the Company) arising under this Agreement.

(d) Company Property. Promptly following Employee’s Date of Termination, Employee shall return to the Company all property of the Company, and all copies thereof in Employee’s possession or under Employee’s control.

7. Miscellaneous Provisions.

(a) No Mitigation, No Offset. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by Employee as the result of employment by another employer after the Date of Termination or otherwise. Except as provided in subparagraph 4(d), Parent’s or Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Employee or others whether by reason of the subsequent employment of Employee or otherwise.

(b) Arbitration. Except to the extent provided in paragraph 7(d), any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in Dallas, Texas and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both Parent and Employee. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators. The arbitrator may award pre-judgment interest on any amount found to be due under this Agreement at a rate not in excess of the rate that would be payable with respect to judgments rendered in a Texas state court.

(c) Attorney Fees. All legal fees and other costs incurred by Employee in connection with the resolution of any dispute or controversy under or in connection with this Agreement shall be reimbursed by the Company to Employee if such dispute or controversy is resolved in favor of Employee. Reimbursement of such fees shall be made not later than 75 days following final resolution of the matter. The Company shall be responsible for, and shall pay, all legal fees and other costs incurred by the Company in connection with the resolution of any dispute or controversy under or in connection with this Agreement, regardless of whether such dispute or controversy is resolved in favor of the Company or Employee.

(d) Equitable Relief Available. Employee acknowledges that remedies at law may be inadequate to protect the Company against any actual or threatened breach by Employee of the provisions of paragraphs 5 or 6. Accordingly, without prejudice to any other rights or remedies otherwise available to the Company, Employee agrees that the Company shall have the right to equitable and injunctive relief (without requirement to post any bond) to prevent any breach of the provisions of paragraphs 5 or 6 (without any requirement to post any bond), as well as to such damages or other relief as may be available to the Company by reason of any such breach that does occur.

(e) Not A Contract of Employment. Employee acknowledges that that this Agreement is not an “employment agreement” or “employment contract” (written or otherwise), as either term is used or defined in, or contemplated by or under

(1)	Parent’s LTIP;

(2)	Any other plan or agreement to which the Company is a party; or

(3)	Applicable statutory, common or case law.

(f) Notices. Any Notice of Termination or other communication called for by the terms of this Agreement shall be in writing and either delivered personally or by registered or certified mail (postage prepaid and return receipt requested) and shall be deemed given when received at the following addresses (or at such other address for a party as shall be specified by like notice):

(1) If to Parent, Employer or the Company, 5205 North O’Connor Boulevard, Suite 900, Irving, Texas 75039, Attention: General Counsel;

(2) If to Employee, the address of Employee set forth below Employee’s signature on the signature page of this Agreement.

(g) Assignment. Employer may assign its duties and obligations hereunder to any other direct or indirect, majority-owned subsidiary of Parent, but shall remain secondarily liable for the performance of this Agreement by Parent and/or any such assignee. Except pursuant to the immediately preceding sentence or an assumption by a successor described in subparagraph (h) of this paragraph, the rights and obligations of Parent and Employer pursuant to this Agreement may not be assigned, in whole or in part, by Parent or Employer to any other person or entity without the express written consent of Employee. The rights and obligations of Employee pursuant to this Agreement may not be assigned, in whole or in part, by Employee to any other person or entity without the express written consent of the Board.

(h) Successors. Parent shall require any successor (whether direct or indirect) to all or substantially all of the business or assets of Parent (whether by purchase of securities, merger, consolidation, sale of assets or otherwise), to expressly assume and agree to perform the obligations to be performed by the Company under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall be binding on, and shall inure to the benefit of, Parent, Employer, the Company, Employee and their respective successors, permitted assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable.

(i) Amendments and Waivers. No provision of this Agreement may be amended or otherwise modified, and no right of any party to this Agreement may be waived, unless such amendment, modification or waiver is agreed to in a written instrument signed by Employee and Company. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(j) Complete Agreement. This Agreement replaces and supersedes all prior agreements, including, but not limited to, the Severance Agreement between Parent and Employee, as in effect immediately prior to the date hereof, among the parties with respect to payments to be made to Employee upon the termination of Employee’s employment prior to a Change in Control, and the provisions of this Agreement constitute the complete understanding and agreement among the parties with respect to such subject matter. Nothing in this subparagraph (j) is intended to, or shall be construed to (1) supercede the Change in Control Agreement or (2) limit Employee’s rights under Parent’s LTIP or any other Company plan, program, policy or practice (other than any plan, program, policy or practice primarily providing severance or other termination benefits) generally applicable to similarly situated employees.

(k) Governing Law. THIS AGREEMENT IS BEING MADE AND EXECUTED IN, AND IS INTENDED TO BE PERFORMED IN, THE STATE OF TEXAS AND SHALL BE GOVERNED, CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS.

(l) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

(m) Construction. The captions of the paragraphs, subparagraphs and sections of this Agreement have been inserted as a matter of convenience of reference only and shall not affect the meaning or construction of any of the terms or provisions of this Agreement. Unless otherwise specified, references in this Agreement to a “paragraph,” “subparagraph,” “section,” “subsection” or “schedule” shall be considered to be references to the appropriate paragraph, subparagraph, section, subsection or schedule, respectively, of this Agreement. As used in this Agreement, the term “including” shall mean “including, but not limited to.”

(n) Validity and Severability. If any term or provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, (1) such term or provision shall be fully severable, (2) this Agreement shall be construed and enforced as if such term or provision had never comprised a part of this Agreement and (3) the remaining terms and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable term or provision, there shall be added automatically as a part of this Agreement, a term or provision as similar to such illegal, invalid or unenforceable term or provision as may be possible and be legal, valid and enforceable.

(o) Survival. Notwithstanding anything else in this Agreement to the contrary, paragraphs 5, 6 and 7, and, to the extent that any of Parent’s and Employer’s obligations thereunder have not theretofore been satisfied, paragraph 4 of this Agreement shall survive the termination hereof.

(p) Joint and Several Liability. Parent and Employer (or any assignee of Employer pursuant to paragraph 7(g)) shall each be jointly and severally liable to Employee hereunder with regard to any obligation imposed by the terms hereof on Parent or Employer.

(SIGNATURE PAGE ATTACHED)

In Witness Whereof, the parties have executed this Agreement to be effective as of the Effective Date.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Mark S. Berg
Name:	Mark S. Berg
Title:	Executive Vice President

PIONEER NATURAL RESOURCES UK LIMITED

By:	/s/ Mark S. Berg
Name:	Mark S. Berg
Title:	Executive Vice President

EMPLOYEE

/s/ David McManus
David McManus
Address:

Schedule A

GENERAL RELEASE AGREEMENT

NOTICE: You should thoroughly review and understand the effect of this General Release Agreement (“Release”) before signing it, and you are advised to discuss this document with your attorney. In accordance with the requirements of the Older Workers Benefit Protection Act (“OWBPA”), you are allowed at least [number] days from the date of your receipt of this document to consider the offer made to you and to return an executed copy of this Release to the Vice President Administration. Additionally, after you have executed this Release, you have seven (7) days to reconsider and revoke your agreement.

GENERAL RELEASE: In consideration of my acceptance of the payments and benefits offered to me under the Pioneer Natural Resources Company Severance Agreement effective [date][, as amended,] (the “Agreement”), I hereby release and discharge Pioneer Natural Resources Company (the “Company”) and its subsidiaries and affiliates, and the officers, directors, employees, agents, predecessors, successors, and assigns of such entities (collectively the “Released Parties) from any and all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which I have or claim against any of them as a result of my employment the termination of my employment or any other act or omission relating to any matter arising on or before the date I sign this Release, including but not limited to claims arising under federal, state, or local laws prohibiting employment discrimination, including, but not limited to, the Age Discrimination in Employment Act, and including, but not limited to, claims arising out of any legal restrictions, contractual or otherwise, on the Company’s right to terminate the employment of its employees (any and all “Potential Claims”), and I do hereby agree not to file a lawsuit, arbitral proceeding or other legal action to assert such Potential Claims. I acknowledge and agree that the Released Parties may recover from me any loss, including attorney’s fees and costs of defending against any such legal action, that they may suffer arising out of my breach of this Release.

I understand that this Release is final and binding, and I agree not to challenge its enforceability other than as permitted by applicable laws. If I do challenge the enforceability of this Release other than with respect to claims of age discrimination, I agree initially to tender to the Company an amount equivalent to the payment and benefits I received pursuant to the Agreement, and invite the Company to retain such amount and agree with me to cancel this Release. In the event the Company accepts this offer, the Company shall retain such amount and this Release will be void. In the event the Company does not accept such offer, the Company shall so notify me, and shall place such amount in an interest-bearing escrow account pending the resolution of any dispute as to whether this Release shall be set aside and/or otherwise be rendered unenforceable. If I am successful in challenging the enforceability of this Release as to age discrimination claims, then, to the extent permitted by law, any damages I may recover for those claims will be offset by any payments and benefits made to me under the Agreement.

I acknowledge and agree that the Company has no legal obligation to provide the payments and/or benefits offered to me under the Agreement, except in exchange for this Release, and my acceptance of such payments and benefits constitutes my agreement to all terms and conditions set forth in this Release.

I acknowledge and agree that, except to the extent otherwise provided in the Agreement or prohibited by law (for example by the OWBPA with respect to claims of age discrimination), this Release constitutes a waiver of any and all Potential Claims that I have or may have against the Released Parties. I further acknowledge and agree that this Release has no effect on any obligations I have assumed under the Agreement with respect to confidentiality, non-solicitation, non-interference and other such matters and that any such obligations shall survive my execution of this Release in accordance with the terms of the Agreement.

I acknowledge that I have [number] days to consider this Release before executing it, although I may execute it any time during this [number] day period (but not before my last day of employment), that I may revoke this Release within 7 days after I execute it by written notice to the Company’s Vice President of Administration and that this Release will not become effective or enforceable, and the payments and benefits offered under the Agreement will not be made or provided, until expiration of this 7 day period without my revocation.

I have carefully read and fully understand all of the provisions of this Release. I further acknowledge that entering into this General Release Agreement is knowing and voluntary on my part, that I have had a reasonable time to deliberate regarding its terms, and that I have had the right to consult with an attorney prior to executing this Release if I so desired.

Date signed:	Signature of [employee]

Date signed:	Witness